Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO.6

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 319,960,376 Shares of Class A Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478), that relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 5,392,528 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC, (d) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock, (e) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11,50 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 244,949,074 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 168,135 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 5,100,214 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On August 10, 2022 the closing sale price as reported on Nasdaq of our Class A Common Stock was $0.7444 per share and of our Public Warrants was $0.1374 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2022

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Avenue

Los Angeles, CA 90019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On August 9, 2022, the Audit Committee of the Board of Directors (the “Audit Committee”) of Dave Inc. (the “Company”), after consideration of the relevant facts and circumstances and after consultation with the Company’s management and Moss Adams LLP, the Company’s independent registered public accounting firm during the periods described below (“Moss Adams”), reached a determination that the Company’s previously issued (i) audited consolidated financial statements as of and for the years ended December 31, 2021 and December 31, 2020 presented in the Company’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2022 (the “Audited Financials Relevant Periods”), and (ii) the unaudited consolidated financial statements and related disclosures for the three months ended March 31, 2022 and March 31, 2021 presented on the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 13, 2022 (the “First Quarter 10-Q”) (the “Relevant Earnout Periods”) should no longer be relied upon due to the errors described below in such financial statements.

The Company expects to file an amended Form 8-K/A with an exhibit with financial statements for the fiscal years ended December 31, 2021 and December 31, 2020, and an amended Form 10-Q/A for the fiscal quarter ended March 31, 2022 as soon as practicable.

On August 11, 2022, the Company also filed a Form 12b-25 (the “Form 12b-25”) with the Commission which stated that it will be unable to file its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Delayed Form 10-Q”) by the prescribed due date without unreasonable effort or expense due to the errors described below. The Company anticipates filing the Delayed Form 10-Q within the allotted grace period provided by the SEC.

Cash Flow Adjustment

In connection with the preparation of the unaudited consolidated financial statements and related disclosures for the quarter ended June 30, 2022, the Company reevaluated the accounting treatment of the Company’s member advances within the Company’s statements of cash flows and concluded that cash flows from the principal portion of member advances should be included as an investing activity as opposed to an operating activity, resulting in an overstatement of the cash flows used in operating activities and an understatement of the cash flows from investing activities during the Audited Financials Relevant Periods. Upon further review, the Company determined to correct the treatment of the principal portion of member advances by classifying them as an investing activity instead of operating activity in the statement of cash flows for the Audited Financials Relevant Periods and in the statements of cash flows in the unaudited financial statements included in the First Quarter 10-Q (the “Cash Flow Adjustment”).

The Company, in consultation with the Audit Committee, has determined that due to the Cash Flow Adjustment, (i) the audited condensed consolidated financial statements and similar communications by the Company relating to the Audited Financials Relevant Periods should no longer be relied upon and (ii) it is appropriate to correct the classification error for the Audited Financials Relevant Periods by restating such audited consolidated financial statements because the classification is material to the Company’s previously issued audited condensed consolidated financial statements for the Audited Financials Relevant Periods. The Company notes that:

•	The Cash Flow Adjustment has no impact to the Company’s cash balances, operating expense or net income.

•	The Cash Flow Adjustment does not impact revenue as presented on the consolidated statements of operations and comprehensive loss for the Audited Financials Relevant Periods.

•	The Cash Flow Adjustment does not affect the total cash flows as presented on the statement of cash flows for the Audited Financials Relevant Periods.

•	The Company’s management and the Audit Committee have determined the error was unintentional and was not the result of fraud or any other attempt to deceive.

Earnout Adjustment

In connection with the preparation of the unaudited consolidated financial statements and related disclosures for quarter ended June 30, 2022, the Company reevaluated the accounting treatment of certain previously disclosed earnout arrangements in connection with the Company’s business combination pursuant to the Agreement and Plan of Merger, dated June 7, 2021, by and among Dave Inc., VPC Impact Acquisition Holdings III, Inc. (“VPCC”), Bear Merger Company I Inc., and Bear Merger Company II LLC (the “Business Combination Agreement”). The Business Combination Agreement provided for the issuance of 1,586,037 shares (the “Earnout Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) to VPC Impact Acquisition Holdings Sponsor III, LLC, which is the sponsor of VPCC, and the independent directors of VPCC prior to the completion of the business combination, subject to potential forfeiture such that 60% of the Earnout Shares will be fully vested and no longer subject to forfeiture in the event that the Class A Common Stock achieves a trading price of at least $12.50 per share, and 40% of the Earnout Shares will be fully vested and no longer subject to forfeiture in the event that the Class A Common Stock achieves a trading price of at least $15.00 per share (in each case, determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) prior to June 7, 2026. The Earnout Shares were recognized at fair value upon the closing of the business combination and classified in stockholders’ equity.

On August 9, 2022, the Company, in consultation with the Audit Committee, reached a determination that the unaudited consolidated financial statements presented in the First Quarter 10-Q improperly assessed the accounting treatment of the Earnout Shares by classifying them as stockholders’ equity rather than as a liability, resulting in a reclassification of the earnout shares along with a non-cash fair value adjustment during the Relevant Earnout Periods. Upon further review, the Company determined to correct the treatment of the Earnout Shares by reclassifying them as a liability measured at fair value and recording a non-cash fair value adjustment for the Relevant Earnout Periods (the “Earnout Adjustment”).

The Company, in consultation with the Audit Committee determined that due to the Earnout Adjustment, (i) the unaudited condensed consolidated financial statements and similar communications by the Company relating to the Relevant Earnout Periods should no longer be relied upon and (ii) it is appropriate to correct the classification of the Earnout Shares for the Relevant Earnout Periods by restating such unaudited consolidated financial statements because such classification is material to the Company’s previously issued unaudited condensed consolidated financial statements. The Company notes that:

•	The Earnout Adjustment has no impact to the Company’s cash balances or operating expense.

•	The Earnout Adjustment, a non-cash item, does not impact revenue as presented on the consolidated statements of operations and comprehensive loss for the Relevant Earnout Periods.

•	The Earnout Adjustment, a non-cash item, does not affect the total cash flows as presented on the statement of cash flows for the Relevant Earnout Periods.

•	The Company’s management and the Audit Committee have determined the error was unintentional and was not the result of fraud or any other attempt to deceive.

Next Steps

The Company plans to restate its financial statements for the Audited Financials Relevant Periods in an amended Form 8-K/A to restate the audited financial statements previously filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K/A, as filed with the SEC on March 25, 2022 (the “Audited Financials Restatement”). The Company intends to restate its financial statements for the Relevant Earnout Periods in an amended Form 10-Q/A for the period ended March 31, 2022, as filed with the SEC on May 13, 2022 (the “Unaudited Financials Restatement” and, together with the Audited Financials Restatement, the “Restatements”).

In connection with the Restatements, the Company’s management evaluated the effectiveness of the Company’s disclosure controls and procedures, and based on that evaluation, concluded that, as of June 30, 2022, the Company continued to have material weaknesses in its internal control over financial reporting as previously identified in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021, and that the Company’s disclosure controls and procedures were not effective. This conclusion remains the same as disclosed in “Part I, Item 4. Controls and Procedures” included in the First Quarter 10-Q. The remediation plan for the material weaknesses in internal control over financial reporting was disclosed in the same section in the First Quarter 10-Q.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02(a) with Moss Adams.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated in this Current Report on Form 8-K are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, those statements regarding the Company’s expectations as to the causes of the Cash Flow Adjustment and the Earnout Adjustment, the scope and impact of the Cash Flow Adjustment and the Earnout Adjustment, the Company’s plans to amend its previously filed Current Report on Form 8-K/A and Quarterly Report on Form 10-Q and restated financial statements and other disclosures contained therein and the timing of such amendments, the timing of the filing of the Quarterly Report on Form 10-Q for the period ended June 30, 2022, and the ability of the Company to identify and remediate material weaknesses in the Company’s internal control over financial reporting and related disclosure controls and procedures not effective at the reasonable assurance level.

These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things, the timing and nature of the resolution of the issues discussed in this Current Report on Form 8-K, any delay in the filing of required periodic reports, the timing and results of the Company’s review of the effectiveness of internal control over financial reporting and related disclosure controls and procedures, whether a restatement of financial results will be required for other accounting issues, adverse effects on the Company’s business related to the disclosures made in this Current Report on Form 8-K or the reactions of customers or suppliers, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 2.02 Results of Operations and Financial Condition.

On August 11, 2022, the Company issued a press release announcing its financial results for the quarter ended June 30, 2022. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 2.02, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 11, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2022	Dave Inc.

	By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer

Exhibit 99.1

Dave Reports Second Quarter 2022 Results

Achieves Record Quarterly Non-GAAP Operating Revenue and Monthly Transacting Members in Q2 2022

LOS ANGELES, CA – August 11, 2022 – Dave Inc. (Nasdaq: DAVE, DAVEW) (“Dave”), a banking app on a mission to build products that level the financial playing field, today reported its financial results for the second quarter ended June 30, 2022.

“We experienced strong second quarter 2022 results, with Non-GAAP operating revenue growth of 22.4% compared to the prior year period,” said Jason Wilk, Co-Founder and Chief Executive Officer of Dave. “We also experienced record high engagement in terms of average Monthly Transacting Members and Transactions Per Monthly Transacting Member and strong new user growth, adding 560,000 net new Members in Q2 2022. Dave is designed as the perfect banking solution for everyday Americans trying to navigate the current inflationary and waning stimulus environment. Additionally, our new ExtraCash value propositions around our $500 ExtraCash limits, Cash back and Instant spending capability with Dave Banking strengthens our position as the industry leader in overdraft. Following the success of our marketing initiatives this summer, we are shifting some near-term investment from new member growth to lifetime value growth in light of the current high cost of capital environment. With this shift, we anticipate we can still maintain strong growth while significantly de-risking our path to profitability without relying on raising additional equity capital.”

Second Quarter 2022 Highlights:

•	Added 560,000 Net New Members, bringing the total Members to approximately 7 million

•	1.54 million Monthly Transacting Members

•	4.5 Transactions Per Monthly Transacting Member

•	Non-GAAP operating revenues* of $47.0 million, compared to $38.4 million in the second quarter of 2021

•	Non-GAAP variable profit margin* of 39%, compared to 55% in the second quarter of 2021

•	28-day delinquency rate of 3.71%, a 75 basis point improvement compared to the second quarter of 2021

•	Adjusted EBITDA* loss of $28.5 million, compared to Adjusted EBITDA* loss of $4.5 million in the second quarter of 2021

•	$257.3 million of cash and cash equivalents, restricted cash, marketable securities and short-term investments as of June 30, 2022

*	See reconciliation of the non-GAAP measures at the end of the press release.

Fiscal Year 2022 Outlook:

The Company is revising its outlook for the year, and now expects the following for fiscal year 2022:

•	Non-GAAP operating revenues between $200 million and $215 million

•	Non-GAAP variable profit margin between 40% and 44%

Conference Call

Dave will host a conference call and webcast to discuss second quarter 2022 financial results and business operations updates today, Thursday, August 11, 2022, at 5:30 pm ET. Hosting the call will be Jason Wilk, Co-Founder and Chief Executive Officer, and Kyle Beilman, Chief Financial Officer. The conference call will be webcast live from the Company’s investor relations website at https://investors.dave.com/. A replay will be available on the investor relations website following the call.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, the quotations of our Chief Executive Officer and statements regarding Dave’s future performance and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: the ability of Dave to compete in its highly competitive industry; the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry; the ability of Dave to manage its growth as a public company; disruptions to Dave’s operations as a result of becoming a public company; the ability of Dave to remediate material weaknesses in Dave’s internal controls over financial reporting and maintain an effective system of internal control over financial reporting; the ability of Dave to protect intellectual property and trade secrets; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business; the ability to attract or maintain a qualified workforce; level of product service failures that could lead Dave members to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the effects of the COVID-19 pandemic on Dave’s business; the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and those factors discussed in Dave’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2022 and subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” filed with the SEC and other reports and documents Dave files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Dave undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Non-GAAP Financial Information

This press release contains references to Adjusted EBITDA, non-GAAP operating revenues, non-GAAP operating expenses, non-GAAP variable profit and non-GAAP variable profit margin of Dave, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Dave before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude legal settlement and litigation expenses, other strategic financing and transaction expenses, stock-based compensation expense, and certain other non-core items. The Company defines and calculates non-GAAP operating revenues as operating revenues, net excluding direct loan origination costs and ATM fees. The Company defines and calculates non-GAAP operating expenses as operating expenses excluding non-variable operating expenses. The Company defines non-variable operating expenses as all advertising and marketing operating expenses, compensation and benefits operating expenses, and certain operating expenses (legal, rent, technology/infrastructure, depreciation, amortization, charitable contributions, other operating expenses, one-time Member account activation costs and non-recurring Dave Banking expenses). The Company defines and calculates non-GAAP variable profit as non-GAAP operating revenues excluding non-GAAP operating expenses. The Company defines and calculates non-GAAP variable profit margin as non-GAAP variable profit as a percent of non-GAAP operating revenues.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and six months ended June 30, 2022 and 2021.

Dave defines Net New Members as the number of new Members who join the Dave platform in a given period by connecting an existing bank account to the Dave service or by opening a new Dave Banking account, net of the number of accounts deleted by Members or closed by the Company in the same period. Total Members is defined as the number of unique Members that have either connected an existing bank account to the Dave service or have opened a Dave Banking account, less the number of accounts deleted by Members or closed by Dave, as measured at the end of a period. The number Monthly Transacting Members represents the unique number of Members who have made a funding, spending, ExtraCash or subscription transaction within a particular month, measured as the average over a given period. Transactions Per Monthly Transacting Member measures the average number of transactions initiated per Monthly Transacting Member in each month, measured as the average of a given period.

About Dave

Dave is a banking app on a mission to build products that level the financial playing field. Dave’s financial tools, including its debit card and spending account, help millions of customers bank, budget, avoid overdraft fees, find work and build credit. For more information, visit www.dave.com.

Dave

Media

press@dave.com

Investors

DaveIR@icrinc.com

DAVE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)
(unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating revenues:
Service based revenue, net	$43.0	$34.4	$82.3	$66.8
Transaction based revenue, net	2.8	2.8	6.1	4.9

Total operating revenues, net	45.8	37.2	88.4	71.7
Operating expenses:
Provision for unrecoverable advances	13.9	7.4	27.6	10.9
Processing and servicing fees	7.6	5.5	14.1	10.7
Advertising and marketing	20.8	11.9	33.0	25.9
Compensation and benefits	39.1	9.9	57.0	19.3
Other operating expenses	17.4	8.8	32.3	21.5

Total operating expenses	98.8	43.5	164.0	88.3

Other expenses (income):
Interest expense, net	1.6	0.4	3.2	0.6
Legal settlement and litigation expenses	—	0.2	—	0.6
Other strategic financing and transactional expenses	1.9	0.1	2.8	0.2
Gain on extinguishment of liability	(4.3)	—	(4.3)	—
Changes in fair value of earnout liabilities	(7.6)	—	(9.6)	—
Changes in fair value of derivative asset on loans to stockholders	—	(6.9)	5.6	(24.0)
Changes in fair value of warrant liabilities	(17.5)	0.7	(13.5)	2.9

Total other income, net	(25.9)	(5.5)	(15.8)	(19.7)

Net (loss) income before provision for income taxes	(27.1)	(0.8)	(59.8)	3.1

Provision for income taxes	—	0.1	0.1	—

Net (loss) income	$(27.1)	$(0.9)	$(59.9)	$3.1

DAVE INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING REVENUES, NET TO NON-GAAP OPERATING REVENUES
(in millions)
(unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating revenues, net	$45.8	$37.2	$88.4	$71.7
ExtraCash origination and ATM-related fees	1.2	1.2	2.3	2.2

Non-GAAP operating revenues	$47.0	$38.4	$90.7	$73.9

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(in millions)
(unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses	$98.8	$43.5	$164.0	$88.3
Non-variable operating expenses	(70.3)	(26.4)	(109.6)	(58.3)

Non-GAAP operating expenses	$28.5	$17.1	$54.4	$30.0

CALCULATION OF NON-GAAP VARIABLE PROFIT
(in millions)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Non-GAAP operating revenues	$47.0	$38.4	$90.7	$73.9
Non-GAAP operating expenses	(28.5)	(17.1)	(54.4)	(30.0)

Non-GAAP variable profit	$18.5	$21.3	$36.3	$43.9

Non-GAAP variable profit margin	39%	55%	40%	59%

DAVE INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(in millions)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income	$(27.1)	$(0.9)	$(59.9)	$3.1
Interest expense, net	1.6	0.4	3.2	0.6
Provision for income taxes	—	0.1	0.1	—
Depreciation and amortization	1.6	0.7	2.7	1.3
Stock-based compensation	22.9	1.1	26.0	2.8
Legal settlement and litigation expenses	—	0.2	—	0.6
Other strategic financing and transactional expenses	1.9	0.1	2.8	0.2
Gain on extinguishment of liability	(4.3)	—	(4.3)	—
Changes in fair value of earnout liabilities	(7.6)	—	(9.6)	—
Changes in fair value of derivative asset on loans to stockholders	—	(6.9)	5.6	(24.0)
Changes in fair value of warrant liabilities	(17.5)	0.7	(13.5)	2.9

Adjusted EBITDA	$(28.5)	$(4.5)	$(46.9)	$(12.5)

DAVE INC. AND SUBSIDIARIES
LIQUIDITY AND CAPITAL RESOURCES
(in millions)
(unaudited)

	June 30,	December 31,
	2022	2021
Cash, cash equivalents and restricted cash	$26.8	$32.4
Marketable securities	36.1	8.2
Short-term investments	194.4	—
Working capital	288.2	31.6
Total stockholders’ equity	163.3	38.7